EXHIBIT 10.7
August 23, 2006
To: Steve Helm
Re: Notice of Retirement and Termination of Employment/Separation Agreement and Release
     This is to confirm that you are exercising your right to retire and to terminate your employment with Allied Waste Industries, Inc. pursuant to the terms of your January 1, 2004 Employment Agreement (the “Employment Agreement”) as provided in Section 5.7 (a copy of the Employment Agreement is attached). The termination will be effective on the “Termination Date,” which shall be August 31, 2006.
     To receive all of the benefits provided under Section 6.4 of the Employment Agreement (the benefits payable for a termination due to “Retirement”), you must provide the Company with a valid, enforceable and unconditional release of claims you might have through the Termination Date, which you will do by signing the attached Separation Agreement and Release no earlier than the Termination Date, nor more than 21 days after the Termination Date, and returning it to the Company as provided in the Separation Agreement and Release.

SEPARATION AGREEMENT AND RELEASE
I. Termination of Employment
     You terminated your employment with the Company1 due to “Retirement” effective August 31, 2006 (“Termination Date”). As required by Section 6.7 of your January 1, 2004 Employment Agreement (“Employment Agreement”), to obtain all of the benefits provided in Section 6.4 of your Employment Agreement, you have agreed to this Separation Agreement and Release (“Agreement”).
II. Employment Severance Benefits
     A. Severance Benefits
     If you timely return a signed copy of this Agreement to the Company, the Company will provide you with all of the benefits listed in Section 6.4 of your Employment Agreement, subject to the provisions of Section II.B of this Agreement. The benefits listed in Sections 6.4(c) through (f) of your Employment Agreement, which are also listed below as Section II.A(c) through (f) are called the “Severance Benefits” in this Agreement. The Severance Benefits will be paid to you only if you timely return a signed copy of this Agreement as provided below. If you do not timely sign and return this Agreement, you will be entitled to receive only the amounts and/or benefits listed in Sections 6.4(a) and (b) of your Employment Agreement. In addition, you agree that you are obligated to abide by the Continuing Obligations you owe the Company (your “Continuing Obligations” as specified in Sections 7 through 10 of your Employment Agreement), and that if you violate any of the Continuing Obligations the Company will have no obligation to provide any further Severance Benefits that it had not previously paid or provided to you.
     The benefits that you will receive consistent with Section 6.4 of your Employment Agreement (including the Severance Benefits) are:
          (a) The Company shall pay to you:
          (1) Any earned but unpaid Base Salary for the time worked through the Termination Date.
          (2) Any unpaid portion of the Annual Incentive Compensation previously awarded to you.
          (3) Any accrued but unpaid Vacation Time as of the Termination Date.

[1]	In this Agreement, the “Company” means Allied Waste Industries, Inc., its subsidiary, parent, affiliated, predecessor and successor corporations and entities, and, with respect to the Company and Release you are providing in Section III, its and their past and present officers, directors, agents and employees.

          (4) In the case of compensation that you previously deferred, all amounts of such compensation previously deferred and not yet paid by the Company shall be paid in accordance with Section II.B.2 below.
          (b) The Company shall promptly reimburse you for any costs and expenses paid or incurred by you which would have been payable under Section 4.8 of your Employment Agreement if your employment had not terminated.
          (c) The Company shall continue providing medical, dental, and/or vision coverage to you and/or your spouse and dependents, at least equal to that which would have been provided to you under Section 4.7 of your Employment Agreement if your employment had not terminated, until the earlier of (1) the date you become eligible for any comparable medical, dental, or vision coverage provided by any other employer, or (2) the date you become eligible for Medicare or any similar government-sponsored or provided health care program (whether or not such coverage is equivalent to that provided by the Company), unless you elect to continue coverage under the Company’s medical, dental and/or vision plan(s) (if available), at your own expense, after becoming eligible for Medicare; provided that such coverage shall cease immediately if you violate any of your Continuing Obligations.
          (d) The Company shall pay to you the annual amount of $252,008 [an amount equal to sixty percent (60%) of your average Base Salary for the three (3) consecutive full calendar years immediately preceding the Termination Date ($420,900 plus $433,547 plus $405,593 divided by three (3), then times sixty percent (60%))], over a period of ten (10) years as specified below. This benefit shall be divided into two portions: (1) your grandfathered portion and (2) your non-grandfathered portion. Your grandfathered portion will be determined in accordance with Proposed Treasury Regulation 1.409A-6(a)(3), and your non-grandfathered portion will be your total benefit minus your grandfathered portion. The Company will pay your grandfathered portion to you in substantially equal bi-weekly installments, commencing with the first regular payroll period that occurs after your Termination Date and ending ten (10) years after your Termination Date. The Company will pay your non-grandfathered portion to you in substantially equal bi-weekly installments, commencing with the first regular payroll period that occurs six (6) months after your Termination Date and ending ten (10) years after your Termination Date; provided, however, that the first payment of your non-grandfathered portion will include the amount that would have been paid to you had payment of your non-grandfathered portion commenced on the first regular payroll period immediately following your Termination Date. The parties understand and agree that, notwithstanding Section 6.4(d)(2) of the Employment Agreement, the payments referenced in this Section II.A(d) will be made over a period of ten (10) years as specified herein, and you shall not have the option of electing a longer period of payment.
          (e) You shall continue to vest (pursuant to the terms of the 1991 Incentive Stock Plan, you are fully vested in all of your nonqualified stock options, but not all of your restricted stock or restricted stock units) and, if applicable, continue to be permitted to exercise, all of the rights and interests awarded to you under the Company’s stock plans for a period of three (3) years following the Date of Termination (or, if less, for the remainder of the stated

terms of the rights and interests); subject, however, to the restrictions on your right to exercise any option as provided in Section II.B.1, below.
          (f) You shall continue to be covered under the Company’s directors’ and officers’ liability insurance, if any, to the extent such coverage is commercially feasible, and under your separate Indemnification Agreement with the Company, as if your employment had not terminated, for a period of ten (10) years following your Date of Termination (or, in the case of the Indemnification Agreement, for such longer term as may be provided for in the Indemnification Agreement).
B.	Understandings and Agreements Regarding Internal Revenue Code of 1986, Section 409A (“Section 409A”)
          1. Limitations On Rights To Exercise Stock Options. No additional limits shall apply to the following options: (a) options that were granted to you on or after January 1, 2004, and (b) options that were both granted to you before January 1, 2004 and vested as of December 31, 2004. With respect to options that were granted to you before January 1, 2004, but were not vested as of December 31, 2004 (“409A Stock Options”), for purposes of compliance with Section 409A, and notwithstanding any contrary provision of the Allied Waste Industries, Inc. 1991 Incentive Stock Plan (“1991 Stock Plan”), as amended, your Employment Agreement, or of the instruments evidencing the grant of 409A Stock Options to you, the parties acknowledge and agree that all 409A Stock Options you have received are subject to Section 409A (unless the exercise period is limited to meet the requirements for exemption) and that you will not exercise your 409A Stock Options other than as provided in this paragraph. The option agreement governing your 409A Stock Options provides that in the event of your termination due to “Retirement”, as defined in the 1991 Incentive Stock Plan, you will have 364 days from your Date of Termination to exercise your 409A Stock Options. The exemption requirements for Section 409A permit an additional limited extension of your exercise period. Since you meet the definition of “Retirement” for purposes of your 409A Options, in accordance with the Section 409A exemption requirements, the extension of the vesting and exercise periods, post-termination, for your 409A Stock Options shall be limited to (i.e., not extend beyond) December 31, 2007.
          2. Restricted Stock Units. For purposes of compliance with Section 409A, the parties acknowledge and agree that the vesting dates specified in instruments evidencing the grant of restricted stock units (“RSUs”) to you shall be deemed to be the dates on which payments shall be made to you under the RSUs.
          3. Executive Deferred Compensation Agreements. Your account in the Company’s Executive Deferred Compensation Plan (“EDCP”), if any, will be paid to you according to the terms of the EDCP and your elections thereunder. For purposes of compliance with Section 409A, the parties understand and agree that, notwithstanding any contrary provision of the Company’s 2005 Executive Deferred Compensation Agreement (“2005 EDCP”) or of any related instrument evidencing an election by you with respect to the 2005 EDCP, no distributions shall be made to you from the 2005 EDCP in connection with the termination of your employment with the Company during the six (6) month period following the Termination Date. The parties agree that, notwithstanding any contrary provision in Section 6.4(g) of the

Employment Agreement, you will not continue to be eligible to make deferrals under the Company’s Executive Deferred Compensation Plans or Long-Term Incentive Plan.
          4. No Changes to or Acceleration of Payments. For purposes of compliance with Section 409A, the parties understand and agree that, notwithstanding any contrary provision in Section 6.4(h) of the Employment Agreement, any Change in Control that may occur after your Termination Date will not affect, alter, accelerate or otherwise change the payments due to you, as described in Section II.A of this Agreement.
          5. Application of Section 409A. The parties acknowledge that no final guidance has been released by the United States Treasury Department or the Internal Revenue Service with respect to Section 409A, and that the manner in which Section 409A will ultimately be applied to your Separation Agreement, your Employment Agreement, Stock Options, RSUs, and other components of compensation is uncertain and cannot be determined with reasonable certainty in the immediate future. The parties further acknowledge that the intent of this Agreement is to make a reasonable good faith effort to comply with the provisions of Section 409A. You understand that the failure to comply with Section 409A could result in significant adverse income tax consequences to you, which is why the Company has advised you to consult with your own, independent, legal or tax counsel (the Company recommends that you consult with an attorney with substantial expertise in tax issues relating to executive compensation) to determine how Section 409A may apply to you personally. You agree to hold the Company harmless and to indemnify the Company against and with respect to any and all liability incurred by you, including legal fees and costs, arising out of or in connection with the application of Section 409A to the structure or benefits you will receive under this Agreement.
     C. Timely Signing and Returning this Agreement
     You must sign this Agreement without making any changes to it. Any attempt by you to modify this Agreement in any manner shall invalidate the Agreement and make you ineligible to receive the Severance Benefits. To timely sign this Agreement, you must sign it no earlier than the Termination Date, nor later than September 18, 2006. To timely return this Agreement, you must deliver it to Catharine Ellingsen (Allied Waste Industries, Inc., Corporate Legal Department, 15880 North Greenway-Hayden Loop, Scottsdale, AZ 85260) no later than September 18, 2006. For your own protection, you should mail the Agreement by certified mail with a return receipt requested.
III. Your Release Of Claims And Other Obligations To The Company
     A. Release
     In exchange for the Severance Benefits, you release, knowingly and willingly, the Company from any kind of claim for relief that you have arising out of or related to your employment and/or the termination of your employment with the Company.
     This general and complete release applies to all claims for relief, whether you know about them or not, that you may have against the Company as of the date of execution of the Agreement. This release of claims includes, but is not limited to any claims under: your

Employment Agreement;2 federal, state or local employment, labor, civil rights, equal pay, or anti-discrimination laws, statutes, case law, regulations, and ordinances; federal or state Constitutions; any public policy, contract, tort or common law theory; any statutory or common law principle allowing for the recovery of fees or other expenses, including attorneys’ fees. The claims that you are releasing include, but are not limited to, claims under: the Age Discrimination in Employment Act; Family Medical Leave Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Americans with Disabilities Act of 1990, as amended. You are not releasing claims based on any rights given to you in this Agreement or arising out of any act or omission occurring after the date you sign this Agreement.
     B. Your Continuing Obligations Under Your Employment Agreement
     You acknowledge and reaffirm that you continue to be bound by certain of the promises you made in Sections 7 through 10 of your Employment Agreement (your “Continuing Obligations”).
     C. Your Cooperation and Non-Disparagement Obligations
1. Non-Disparagement: You agree not to disparage or say or write negative things about the Company, its officers, directors, agents, or employees. You agree not to initiate or participate in any discussion or communication that reflects negatively on the Company, its officers, directors, agents, or employees. You agree not to engage in any other activity that the Company considers detrimental to its interests.
2. Cooperation and Assistance: You agree to assist and cooperate with the Company concerning business or legal-related matters about which you possess relevant knowledge or information. Such cooperation shall be provided only at the Company’s specific request and will include, but not be limited to, assisting or advising the Company with respect to any business-related matters or any actual or threatened legal action about which you possess relevant knowledge or information. For example, your future assistance and advice might be provided to Company agents and attorneys to prepare the defense or prosecution of any case in which the Company is a party, to assist in the preparation of discovery requests and responses, and testifying in depositions, hearings, or trials. In addition, you agree to promptly inform the Company (by telephonic or written communication to Allied Waste Industries, Inc., Legal Department, 15880 N. Greenway-Hayden Loop, Suite 100, Scottsdale, AZ 85260, phone

[2]	You understand and agree that this release applies to all obligations the Company would otherwise owe to you under your Employment Agreement, as Section IIA of this Agreement now contains all obligations the Company owes to you and this Agreement expressly modifies and supercedes the Employment Agreement with respect to the Company’s obligations to you.

number 480-627-2351) if any person or business contacts you in an effort to obtain information about the Company.
IV. Miscellaneous Representations, Understandings, And Agreements
     A. Notices
     All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or mailed by registered or certified mail, return receipt requested, as follows (provided that notice of a change of address shall be deemed given only when received):
If to the Company:
Jo Lynn White, Deputy General Counsel (Acting General Counsel)
Allied Waste Industries, Inc.
15880 North Greenway Hayden Loop, Suite 100
Scottsdale, Arizona 85260
Copied to:
Catharine Ellingsen, Associate General Counsel
Allied Waste Industries, Inc.
15880 North Greenway Hayden Loop, Suite 100
Scottsdale, Arizona 85260
If to You:
Steven M. Helm
18738 East Buckskin Drive
Rio Verde, Arizona 85263
or to such other names or addresses as the Company or you, as the case may be, shall designate by notice to the other party under this Section IV.A.
     B. Waiver of Breach
     The waiver by any Party of a breach of any provision of this Agreement shall neither operate nor be construed as a waiver of any subsequent breach by any Party.
     C. Entire Agreement, No Oral Amendments
     Except as to the Continuing Obligations you owe to the Company, this Agreement replaces and merges all previous agreements and discussions relating to any employment relationship between you and the Company and constitutes the entire agreement between you and the Company with respect to the rights and obligations of either party arising out of or relating to any such relationship. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company, except by a written agreement signed by the Chief Operating Officer or Chief Executive Officer.
     D. Enforceability
     If a court or arbitrator authorized by this Agreement to resolve disputes between the Parties determines that any provision of this Agreement is invalid or unenforceable, the invalid or unenforceable provision shall be struck from the Agreement without affecting any other provision of this Agreement. All remaining provisions of this Agreement that were not struck shall be enforced according to their terms.
     E. Jurisdiction, Venue
     The Parties acknowledge that many of the provisions in this Agreement relate to compensation, benefits, termination and the duties you owed to the Company as an executive, which are all governed by policies and procedures maintained at the Company’s corporate headquarters in Arizona. Thus, the laws of Arizona shall govern the interpretation, validity and effect of this Agreement. Additionally, the Company and you agree that, as appropriate, the courts or an arbitrator situated in Maricopa County, Arizona shall have personal jurisdiction over the Company and you to hear all disputes arising under, or related to, this Agreement. Additionally, the Company and you agree that venue shall be proper only in a court or arbitral forum in Maricopa County, Arizona.
V. Your Acknowledgements And Certifications Regarding This Agreement
     A. You acknowledge and certify that:
     1. you have read and understand all of the terms of this Agreement and do not rely on any representation or statement, written or oral, not set forth in this Agreement;
     2. you are signing this Agreement knowingly and voluntarily;
     3. you are receiving the Severance Benefits only because you are signing this Agreement; in other words, you are not otherwise entitled to the Severance Benefits;
     4. you have been advised to consult with an attorney before signing this Agreement;
     5. you have had the right to consider the terms of this Agreement for more than 21 days;
     6. you have the right, if you sign this Agreement, to revoke your signature and agreement within seven days of signing it. To revoke your release, you must sign and fax (or send by certified mail) a written revocation of your signature and agreement to the Company’s Legal Department (the fax number is 480-627-2351). If you do revoke your signature and agreement during that seven-day period, the Company will have no obligation to pay you any amounts under this Agreement or under your Employment

Agreement (except the amounts provided in Sections 6.4(a) and (b) of your Employment Agreement); and
     7. you and the Company agree that any changes in this Agreement that have been made from the draft the Company originally gave to you do not extend the period you were given to consider this Agreement, regardless of whether those changes are deemed material.
IF YOU SIGN THIS DOCUMENT BELOW, IT BECOMES A LEGALLY ENFORCEABLE AGREEMENT.

Steven M. Helm

Date

Allied Waste Industries, Inc.
By

Date